Exhibit 10.20

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

LICENSE AGREEMENT

BETWEEN

ACORDA THERAPEUTICS, INC.

AND

THE MAYO FOUNDATION FOR
EDUCATION AND RESEARCH

Dated:  September 8, 2000

TABLE OF CONTENTS

1.	DEFINITIONS.
	1.1	“Affiliate”
	1.2	“FDA”
	1.3	“Field”
	1.4	“First Commercial Sale”
	1.5	“Key Claims”
	1.6	“Know-How”
	1.7	“Invention”
	1.8	“Licensed Patents”
	1.9	“Licensed Product”
	1.10	“Licensed Technology”
	1.11	“Marketing Exclusivity Rights”
	1.12	“Material Breach”
	1.13	“Net Sales”
	1.14	“Patent Term Extensions”
	1.15	“Patent Term Extensions Information”
	1.16	“Party”
	1.17	“PLA”
	1.18	“Regulatory Review Period”
	1.19	“Royalty Term”
	1.20	“Sublicensee”
	1.21	“Termination”
	1.22	“Territory”
	1.23	“Valid Claim”

2.	GRANT OF LICENSE.
	2.1	License Grant
	2.2	Reserved Rights
	2.3	Representations and Warranties.
	2.4	Right of First Offer
	2.5	Opportunity to Conduct Clinical Studies

3.	PAYMENTS; ROYALTIES.
	3.1	Upfront Consideration Royalty.
	3.2	Milestone Royalties for Licensed Products
	3.3	Running Royalties for Sales of Licensed Products.
	3.4	Third Party Royalties
	3.5	Certain Affiliate and Sublicensee Royalties
	3.6	Obligation to Pay Royalties
	3.7	Royalties on Combined Products

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4.	PAYMENTS AND RECORDS.
	4.1	Payment
	4.2	Mode of Payment
	4.3	Taxes
	4.4	Records Retention
	4.5	Audit Request

5.	DUE DILIGENCE.
	5.1	Diligence
	5.2	Reports
	5.3	Short-Form Arbitration

6.	“OWNERSHIP; PATENTS; MARKETING EXCLUSIVITY; PATENT TERM EXTENSIONS”
	6.1	Ownership.
	6.2	Patent Prosecution and Maintenance.
	6.3	Patent Enforcement.
	6.4	Infringement Action by Third Parties.
	6.5	Marketing Exclusivity/Patent Term Extensions

7.	PUBLICATION; CONFIDENTIALITY.
	7.1	Publication
	7.2	Confidentiality; Exceptions.
	7.3	Exceptions to Obligation
	7.4	Confidentiality regarding Patient Information

8.	INDEMNIFICATION.
	8.1	Products Liability
	8.2	MAYO Indemnification.
	8.4	Notice; Waiver of Subrogation.

9.	TERM AND TERMINATION.
	9.1	Term
	9.2	Breach
	9.3	Insolvency or Bankruptcy
	9.4	Termination by ACORDA
	9.5	Right to Sell Stock on Hand
	9.6	Effect of Termination.
	9.7	Accrued and Surviving Rights and Obligations

10.	MISCELLANEOUS PROVISIONS.
	10.1	Relationship of Parties
	10.2	Assignment
	10.3	Further Actions

10.4	Force Majeure
10.5	No Trademark Rights
10.6	Public Announcements
10.7	Notices
10.8	Amendment
10.9	Waiver
10.10	Severability
10.11	Compliance with Law
10.12	Governing Law and Jurisdiction
10.13	Entire Agreement of the Parties
10.14	Descriptive Headings
10.15	Nondisclosure
10.16	Counterparts

LIST OF EXHIBITS

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of September 8, 2000 (the “Effective Date”), by and between Acorda Therapeutics, Inc., a Delaware corporation, having offices at 15 Skyline Drive, Hawthorne, New York 10532, (“ACORDA”) and The Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation located at 200 First Street SW, Rochester, Minnesota 55905 (“MAYO”).

PRELIMINARY STATEMENTS

A.                                   ACORDA has sponsored two research programs under the direction of Dr.  Moses Rodriguez and Dr.  Larry Pease, entitled (1) Preclinical Studies of a Monoclonal Antibody Designed to Promote Central Nervous Repair, and (2) Molecular Characterization of Antibody-Induced Remyelination and Isolation of Human Counterparts, (each a “Program” and collectively, the “Programs”), pursuant to two Sponsored Research Agreements between MAYO and ACORDA, dated as of October 1, 1995 and March 15, 1998, respectively, (the “Sponsored Research Agreements”) which are attached hereto as Exhibit A.  These Programs have related to, among other things, the therapeutic use of humanized and non-humanized antibodies for treatment of central nervous system conditions and disorders, including myelination or remyelination in conditions such as spinal cord injuries and multiple sclerosis.

B.                                     MAYO is the owner of certain right, title and interest to technology made or otherwise developed in performance of the Programs including certain inventions, discoveries and patents described in the Sponsored Research Agreements.

C.                                     MAYO has the right to grant licenses to this technology so that such technology may be utilized in the public interest, and is willing to grant a license thereunder to ACORDA.

D.                                    ACORDA has options, pursuant to ACORDA\MAYO Option Agreements dated as of October 1, 1995 and March 15, 1998 (the “Option Agreements”), which are attached hereto as Exhibit B, to acquire an exclusive, worldwide license to such technology and is desirous of obtaining certain rights and licenses from MAYO relating to the aforementioned technology.

E.                                      ACORDA wishes to exercise the options under both Option Agreements and ACORDA and MAYO now desire to provide for the license of all technology in all fields contemplated by the exercise of the options granted under both of the Option Agreements under one unified set of terms conditions, and for revised consideration, as provided under this Agreement, which shall be deemed to amend and supercede the provisions of the Option Agreements.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, the Parties hereto agree to the provisions of the Preliminary Statements and as follows:

1.                                      DEFINITIONS.

As used in this Agreement, the following terms will have the meanings set forth in this Section 1 unless the context dictates otherwise.

1.1                                 “Affiliate” shall mean, with respect to either person, any corporation or other business entity which controls, is controlled by or is under common control with such person.  For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling such person at the maximum control or ownership right permitted in the country where such entity exists.

1.2                                 “FDA” shall mean the U.S.  Food and Drug Administration, or the successor thereto.

1.3                                 “Field” shall mean the prevention, mitigation or treatment of nervous system disorders, diseases or injuries including, without limitation, pain, and any and all other diagnostic, therapeutic, pharmaceutical, cosmetic, medical or health care related applications.

1.4                                 “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale for use or consumption by the general public of such Licensed Product in any country in the Territory after all required marketing approvals have been granted, or, if such sale is otherwise permitted, by the governing health regulatory authority of such country.

1.5                                 “Key Claims” shall have the meaning assigned to such term in Section 3.2(a).

1.6                                 “Know-How” shall mean any and all technical data, information, inventions, biological materials, trade secrets, and other intellectual property, whether patentable or unpatentable, conceived or otherwise developed in the course of and in connection with the Programs, and all subsequent modifications, enhancements and improvements hereto, excluding the patent applications and patents within the Licensed Patents.

1.7                                 “Invention” shall mean any new and useful invention, discovery„ process, improvement or other intellectual property conceived of, first reduced to practice, made or otherwise developed by MAYO, its employees or agents including Dr.  Moses Rodriguez and Dr.  Larry Pease, in connection with and during the term of either of the Programs and this Agreement, and during the two year period thereafter.

1.8                                 “Licensed Patents” shall mean, collectively:

(a)                                  United States Patent No.  5,591,629, (formerly Application S.N.  08/236,520, filed April 29, 1994), entitled “Monoclonal Antibodies Which Promote Central Nervous System Remyelination,” the inventions described and claimed therein, and any substitutions, extensions, renewals, divisions, patents-of-addition, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in such patent

(including, but not limited to, all of those continuations-in-part specifically listed on Exhibit C), patents issuing thereon or reissues, extensions or supplementary protection certificates thereof, and any and all patents and patent applications throughout the Territory corresponding thereto; and

(b)                                 All patents and patent applications, and any substitutions, extensions, renewals, divisions, patents-of-addition, continuations, continuations-in-part to the extent the claims are directed to subject matter specifically described in such patent or patent application, patents issuing thereon or reissues, re-examinations, extensions or supplementary protection certificates thereof, and any and all foreign counterparts thereto concerning any invention, technology or other intellectual property owned in whole or in part by MAYO and made, first reduced to practice or otherwise developed in connection with the Programs, whether before or after the date of this Agreement, or derivatives or analogs thereof, including any and all technology which may be subject to either of the Option Agreements.

1.9                                 “Licensed Product” shall mean any product or part thereof which is covered, in whole or in part, by a Valid Claim of a Licensed Patent in the country in which such product is made, used or sold, or which incorporates or utilizes Know-How.

1.10                           “Licensed Technology” shall mean the Licensed Patents and the Know-How, collectively.

1.11                           “Marketing Exclusivity Rights” shall mean any rights to which a Licensed Product may be eligible in addition to or in lieu of rights under the Licensed Patents including rights to exclusivity provided in 21 USC §505, 21 USC §360aa-ee, the Orphan Drug Act, the marketing exclusivity provisions of Article 8(a) of Directive 65/65/EEC Relating to Medicinal Products and any other legislation on regulations as amended from time to time in the Territory applicable to this Agreement providing for non-patent marketing exclusivity for any Licensed Product whether such legislation or regulation is operative on the Effective Date of this Agreement or becomes operative thereafter;

1.12                           “Material Breach” shall mean a breach of this Agreement which is specified in this Agreement as being a material breach, and in addition, any breach of this Agreement which is so injurious to the relationship between the Parties that this Agreement should reasonably be subject to immediate Termination by the non-breaching Party.

1.13                           “Net Sales” shall mean, with respect to any Licensed Product, the gross amount invoiced for such Product by ACORDA, its Affiliates and Sublicensees, to third parties, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates (including, without limitation, promotional allowances or discounts or similar allowances) actually allowed or given; (ii) freight, postage, shipping, insurance and transportation expenses and similar charges (in each instance, if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Licensed Product, outdated or returned Licensed Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added and excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).  Such amounts shall be determined from the books and records of

ACORDA, its Affiliates or its Sublicensees, maintained in accordance with the reasonable accounting principles used by such entity, consistently applied.

1.14                           “Patent Term Extensions” shall mean the interim or permanent extension ofthe term of any Licensed Patents or claims covered by any Licensed Patents for any Licensed Product for which MAYO may be eligible under 35 U.S.C.  § 156 or any otherU.S.  or non-U.S.  statute providing for extensions of patent terms;

1.15                           “Patent Term Extensions Information” shall mean information within a non-filing Party’s possession or control which may be requested by the Party responsible for filing and prosecuting an application or petition for a Patent Term Extension, such information as may be requested by the Patent and Trademark Office and execution of all necessary documentation in connection therewith for the filing Party to make a timely and complete filing and prosecution of an application for a Patent Term Extension;

1.16                           “Party” shall mean ACORDA or MAYO and, when used in the plural, shall mean ACORDA and MAYO.

1.17                           “PLA” shall mean a product license application, or with respect to any product license application already filed as of the Effective Date a supplemental product license application thereto, filed with the United States FDA, or the equivalent regulatory filing required to be filed with the regulatory authorities in any other jurisdiction outside the United States.

1.18                           “Regulatory Review Period” shall mean the period of time defined in 35 U.S.C.  § 156(g) and applicable to any Licensed Product;

1.19                           “Royalty Term” shall mean, with respect to each Product in each country in the Territory, the period commencing on the date of the First Commercial Sale of such Product and expiring on the earlier of: (a) the later of (i) the expiration of the last Key Claim covering such Product in such country, or (ii) the expiration of any exclusive approval period granted with respect to such Product under the Orphan Drug Act, 21 U.S.C.  § 360aa et.  seq., as amended from time to time, or (iii) ten years from the First Commercial Sale, or (iv) fifteen years from the Effective Date; or (b) the Termination of this Agreement.

1.20                           “Sublicensee” shall mean any non-Affiliate third party sublicensed by ACORDA to make, have made, import, use or sell any Licensed Product.

1.21                           “Termination” of this Agreement shall mean the ending, expiration, rescission, or any other discontinuation of this contract for any reason whatsoever.

1.22                           “Territory” shall mean the entire world.

1.23                           “Valid Claim” shall mean either: (i) a claim of an issued and unexpired patent included in the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which claim has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a pending claim of a pending patent application that is classified under Section 1.7 as

Licensed Patents, which claim (a) was filed in good faith, (b) is reasonably likely to issue, (c) has not been abandoned or finally disallowed without the possibility of appeal or refining of said application, and (d) has not been pending for a period in excess of seven (7) years from the earliest date from which the patent application was filed or claims priority in such country.

2.                                      GRANT OF LICENSE.

2.1                                 License Grant.  Subject to the terms and conditions of this Agreement, MAYO hereby grants to ACORDA, subject to any rights of the U.  S.  Government under 35 U.S.C.  § 200 etseq.  and all regulations promulgated pursuant thereto, the exclusive (even as to MAYO), worldwide right and license under the Licensed Technology to develop, make, have made, use, import, export, lease, offer to sell, sell, have sold and otherwise exploit Licensed Products for use in the Field in the Territory, and to grant, offer for sale and authorize sublicenses with respect to the right and license granted under this Section 2.1 to other third parties.

2.2                                 Reserved Rights.  Notwithstanding the right and license granted in Section 2.1, MAYO reserves the right to use the Licensed Technology solely for purposes of education, internal research and verification of adherence to MAYO’s policies regarding the responsible conduct of research, and for MAYO’s•patient care, at the discretion of MAYO’s physicians, conducted within MAYO’s facilities located in Rochester, Minnesota, Scottsdale, Arizona and Jacksonville, Florida.  MAYO may also share aliquots of antibody related to Licensed Technology with other academic institutions solely for non-commercial research purposes as ACORDA may approve in advance, provided that no antibody shall be shared which is not already subject to an issued U.S.  Patent or pending U.S.  patent application, and provided further, that any such other academic institution must sign a material transfer agreement in form acceptable to ACORDA, whereby such institution confirms (a) that the antibody provided is the subject of an issued or pending Patent, (b) the proprietary rights of ACORDA under this Agreement, and (c) that all rights to all commercial applications resulting from such institution’s research making use of such transferred material shall belong exclusively to MAYO and be considered part of the license granted to ACORDA under this Agreement.  The Parties agree that the form of material transfer agreement attached to this Agreement as Exhibit E may be used for such purpose, provided that MAYO must still obtain ACORDA’s prior approval for any specific agreement and transfer in each instance.  Nothing in this Section 2.2 shall permit MAYO to use the Licensed Technology to develop any product for commercial use, or give any third party such right.

2.3                                 Representations and Warranties.

(a)                                  MAYO hereby represents and warrants that:

(i)                                     It has the right to grant the right and license granted to ACORDA under this Section 2 and that (except as may be provided in that certain agreement dated January 9, 1997 between MAYO and TEVA Pharmaceutical Industries, Ltd.  (the “TEVA Agreement”) which purports to grant certain rights to TEVA with respect to certain research results which may or may not be considered part of the Licensed Technology licensed hereunder and is the subject of the special indemnification provided under Section 8.2 (b) of this Agreement) MAYO has not entered into any agreement with any third party which is in conflict with the rights granted to ACORDA pursuant to this Agreement; and

(ii)                                  It has fully disclosed to ACORDA all information in MAYO’s possession or control relating to the Licensed Technology, including, without limitation, any communications with any third parties relating to any of the foregoing.

(b)                                 NO OTHER WARRANTIES.

(i)                                     Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as a warranty or representation by MAYO as to: the validity or scope of any patents contained in the Licensed Technology; an obligation to bring or to prosecute actions against third parties for infringement of patent; or conferring by implication, estoppel, or otherwise any patents of MAYO.

(ii)                                  MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY, OR ANY OTHER CHARACTERISTIC OF THE LICENSED TECHNOLOGY.  THE COMPANY TAKES THE LICENSED TECHNOLOGY “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE LICENSED TECHNOLOGY.

2.4                                 Right of First Offer.  The Parties recognize that MAYO may continue to conduct internal research using the Licensed Technology, as it determines in its discretion.  In the event that MAYO develops any other application related to the Licensed Technology but outside the scope of the license granted under this Agreement (a “New Product”), MAYO hereby grants to ACORDA a right of first offer with respect to rights for any such New Product in the Field, as follows:

(a)                                  In the event that, at any time during the term of this Agreement, MAYO intends to offer to a third party any rights to any New Product or receives an offer from a third party to acquire any rights to any New Product, MAYO shall first offer such rights to ACORDA, in writing, on terms no less favorable to ACORDA than those to be offered to, or offered by, such third party

(b)                                 Within 30 days after receipt of any such offer, ACORDA shall notify MAYO in writing as to whether it wishes to obtain such rights on such terms.  If ACORDA provides timely notice that ACORDA wishes to obtain such rights, then the Parties shall conduct exclusive negotiations in good faith and conclude an agreement incorporating such terms within 120 days thereafter.

(c)                                  In the event that (i) ACORDA gives MAYO notice that ACORDA does not wish to obtain such rights, or (ii) ACORDA does not respond to MAYO’s notice within 30 days after receipt thereof, then MAYO shall have the unrestricted right to enter into an agreement with a third party for such rights.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(d)                                 In the event that the parties enter into negotiations pursuant to Section 2.4(b), but are unable to agree upon the terms of such rights, despite the use of good faith efforts, during the 120-day period set forth in Section 2.4(b), then MAYO shall have the right, for a period of six months thereafter, to enter into an agreement with a third party for such rights on terms no more favorable to such third party than those last offered to ACORDA pursuant to this Section 2.4.  In the event that MAYO wishes to enter into such an agreement on terms more favorable to such third party, MAYO shall reoffer such terms to ACORDA in accordance with this Section 2.4.  MAYO’s obligation to reoffer to ACORDA any particular New Product it has not licensed to a third party during the six month period contemplated in the first sentence of this Section 2.4(d) shall continue for the term of this Agreement, and if MAYO continues its internal research related to such New Product, it will disclose to ACORDA any material new information, technology, or data developed by MAYO related to the New Product to permit ACORDA to evaluate MAYO’s reoffer.

2.5                                 Opportunity to Conduct Clinical Studies.  In the event that ACORDA determines that it is desirable to conduct clinical studies in connection with development of Licensed Products using the Licensed Technology, ACORDA shall provide MAYO with the opportunity to be included as a study site for such clinical studies, provided that MAYO has the necessary expertise, and can perform such clinical study in a timely and cost efficient manner when compared to the use of a third party.  MAYO acknowledges that MAYO may not serve as a major clinical trial site, when MAYO has a conflict of interest, whether actual or perceived, such as in a registrational study.

3.                                      PAYMENTS; ROYALTIES.

3.1                                 Upfront Consideration Royalty.

(a)                                  In partial consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay MAYO a fee of [**], due within thirty (30) days after the Effective Date.  Such fee shall be non-refundable, and non-creditable against any other royalty or fee payable under this Agreement.

(b)                                 In further consideration of the right and license granted to ACORDA hereunder, ACORDA acknowledges that this Agreement permits MAYO to exercise the warrants previously granted to MAYO in connection with the Option Agreement to purchase 60,000 shares of ACORDA common stock at the price of founders stock.  In the event MAYO elects to exercise such warrants, ACORDA shall reimburse to MAYO the price paid by MAYO in order to exercise such warrants.

3.2                                 Milestone Royalties for Licensed Products.  In further consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay to MAYO the following milestone payments upon the first occurrence of each event set forth below:

(a)                                  In as much as United States Patent No.  5,591,629, as described in Section 1.8(a) has issued and contains one or more of the key claims as contemplated by a prior Option Agreement among the Parties (“Key Claims”), [**], within 30 days following the Effective Date.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(b)                                 [**] within thirty days following the issuance of the first U.S.  composition of matter Licensed Patent for a human antibody.

(c)                                  [**] within 30 days after the initiation of the first U.S.  Phase II clinical trial for the first Licensed Product chosen for development (“First Licensed Product”) by ACORDA or its Affiliates or Sublicensees.

(d)                                 [**] upon the approval to market for therapeutic use given by the FDA to ACORDA or its Affiliates or Sublicensees (“FDA Approval”) of the First Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

(e)                                  [**] within 30 days after the earlier of (1) initiation of the second U.S.  Phase III clinical trial for the second Licensed Product chosen for development, if any, (“Second Licensed Product”) by ACORDA or its Affiliates or Sublicensees or (2) submission of a New Drug Application (“NDA”) by ACORDA or its Affiliates or Sublicensees to the FDA for such Second Licensed Product.

(f)                                    [**] upon FDA Approval of the Second Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

(g)                                 [**] within 30 days after the earlier of (1) initiation of the second U.S.  Phase III clinical trial for the third Licensed Product chosen for development, if any, (“Third Licensed Product”) by ACORDA or its Affiliates or Sublicensees or (2) submission of an NDA by ACORDA or its Affiliates or Sublicensees to the FDA for such Third Licensed Product.

(h)                                 [**] upon FDA Approval of the Third Licensed Product, which amount shall be paid in four equal installments, the first of which shall be paid within 30 days following the date of such FDA Approval and the balance of which shall be paid within 30 days after the end of the three-, six- and nine-month periods following such date.

3.3                                 Running Royalties for Sales of Licensed Products.

(a)                                  In further consideration of the right and license granted to ACORDA hereunder, ACORDA shall pay to MAYO, in connection with the sale of Licensed Products by ACORDA or its Affiliates or Sublicensees, in accordance with the following schedule and rates:

(i)                                     With respect to the First Licensed Product, provided that such First Licensed Product is covered by a Valid Claim which contains a valid composition of matter claim in the country where it is sold the applicable royalty rates shall be

[**] of the first [**] of annual Net Sales; and

[**] of all annual Net Sales in excess of [**].

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(ii)                                  With respect to the Second Licensed Product, the Third Licensed Product, and each subsequent Licensed Product, provided that each such Licensed Product is covered by a Valid Claim which contains a valid composition of matter claim in the country where it is sold, and taking each Licensed Product into account separately and not aggregating Net Sales of separate Licensed Products, the applicable royalty rates shall be:

[**] of the first [**] of annual Net Sales;

[**] of annual Net Sales between [**] and [**];

[**] of annual Net Sales between [**] and [**]; and

[**] of annual Net Sales in excess of [**].

(iii)                               With respect to any Licensed Product which is not covered by a Valid Claim which contains a composition of matter claim in the country where it is sold, but is covered by a pending patent within the Licensed Patents containing a valid composition of matter claim in the country where such Licensed Product is sold, the applicable royalty rate shall be, in lieu of the foregoing rates, [**] on all annual Net Sales

(b)                                 In the event that any of the issued patents contemplated in Section 3.3(a) contain only awarded valid utility claims, the Parties shall negotiate in good faith lesser royalty rates for the sale of Licensed Products.  Such royalty rates shall reflect customary royalties for intellectual property of the type, degree of proprietary protection and value mutually agreed to by MAYO and ACORDA.

(c)                                  Beginning on the first anniversary of the first commercial sale of the First Licensed Product, ACORDA shall pay MAYO the following minimum annual royalties equal to the difference between the actual annual amounts paid to MAYO pursuant to Section 3.3(a) and (b) and the following:

(i)                                     [**] on the first anniversary;

(ii)                                  [**] on the second anniversary;

(iii)                               [**] on the third anniversary; and

(iv)                              [**] on the fourth anniversary and on each anniversary thereafter.

3.4                                 Third Party Royalties.  In the event that ACORDA, its Affiliates or Sublicensees, as the case may be, pays royalties or other amounts to any third party to make, use or sell a Licensed Product or to avoid or settle a claim of infringement of the intellectual property rights of such third party, ACORDA may offset such amounts paid against up to [**] of the amount of royalties due from ACORDA to MAYO, provided however, that in no event shall MAYO receive less that [**] of the Net Sales of the Licensed Product sold by ACORDA, its Affiliates or Sublicensees, as the case may be.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.5                                 Certain Affiliate and Sublicensee Royalties.  In the event that ACORDA receives any royalties from Affiliates or Sublicensees with respect to the sale of Licensed Products for use in applications that ACORDA has decided, in its business judgment, not to commercialize, ACORDA shall pay MAYO [**] of such amounts received, provided however, that MAYO shall not be entitled to any share of amounts received by ACORDA from its Affiliates or Sublicensees for:

(a)                                  equity;

(b)                                 debt;

(c)                                  research and development;

(d)                                 any payments attributable to performance based milestones;

(e)                                  the license or sublicense of,

(i)                                     any intellectual property other than the Licensed Patents,

(ii)                                  any products other than the Licensed Products; or

(f)                                    reimbursement for patent or other expenses.

3.6                                 Obligation to Pay Royalties.  In no event shall more than one.  royalty be due hereunder with respect to any unit of Licensed Product even if covered by more than one patent or Valid Claim of any patent included in the Licensed Patents.  Except as provided in Section 3.5, there shall be no obligation to pay royalties to MAYO under this Section 3 on sales of Licensed Products between ACORDA and its Affiliates and Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by ACORDA or its Affiliates or Sublicensees.  Failure to make such royalty payments shall be deemed a Material Breach of this Agreement.  Payments due under this Section 3 shall be deemed to accrue when payment is received by ACORDA for Licensed Products.

3.7                                 Royalties on Combined Products.  Where a Licensed Product is sold in combination with one or more other products that are not Licensed Products (the “Combined Product”), ACORDA shall pay royalties to MAYO based upon the value of the Combined Product attributable to the Licensed Patents.  The Parties agree to negotiate in good faith to reach a mutual agreement concerning the value of Combined Product attributable to such Licensed Patents, provided however, that ACORDA shall pay MAYO no less than [**] of the Net Sales of such Combined Product.

4.                                      PAYMENTS AND RECORDS.

4.1                                 Payment.  Except as otherwise provided herein, all royalties and other.payments due hereunder shall be paid quarterly within 45 days after the end of each calendar quarter in which such payments or royalties accrue.  Each such payment shall be accompanied by a statement identifying the payments made, including a Licensed Product-by-Licensed Product and country-by-country statement of the amount of Net Sales during such quarter, the amount of royalties due on such Net Sales and the amount of any credits being applied to such royalties.  Failure to make such payments on time shall be deemed a Material Breach of this Agreement.

4.2                                 Mode of Payment.  ACORDA shall make all payments required under this Agreement in U.S.  Dollars.  The payments due shall be translated at the rate of exchange at which United States Dollars for the currency of the country in which the payment accrued, as listed in The Wall Street Journal on the last business day of the calendar quarter in which such sales, if any, were made.

4.3                                 Taxes.  Royalties shall be paid to MAYO free and clear of all foreign taxes, including withholding and turnover taxes, except such taxes which ACORDA may be required to withhold by a foreign country.  Any tax required to be withheld by ACORDA or its Affiliates or Sublicensees under the laws of any foreign country for the account of MAYO shall be promptly paid by ACORDA or its Affiliate or Sublicensee for and on behalf of MAYO, with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable MAYO to support a claim for income tax credit in’ respect to any sum so withheld.  Any such tax required to be withheld shall be an expense of and borne solely by MAYO.

4.4                                 Records Retention.  ACORDA shall keep complete and accurate records pertaining to the manufacture, use and sale of Licensed Products and in sufficient detail to permit MAYO to confirm the accuracy of royalty calculations under this Agreement.

4.5                                 Audit Request.  At the request and expense of MAYO, ACORDA shall permit an independent, certified public accountant appointed by MAYO and acceptable to ACORDA, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine, with respect to any calendar year ending not more than three years prior to MAYO’s request, the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalty payable for any calendar year in the case of ACORDA’S failure to report or pay pursuant to this Agreement.  Results of any such examination shall be made available to both Parties.  MAYO shall bear the full cost of the performance of any such audit; provided however, that in the event such audit reveals an underpayment by ACORDA in excess of five percent of the total amount of payment due by ACORDA to MAYO for any calendar year subject to such audit, ACORDA shall reimburse MAYO for the cost of such audit.

5.                                      DUE DILIGENCE.

5.1                                 Diligence.  ACORDA, directly or through its Affiliates or Sublicensees, shall use reasonable commercial efforts, consistent with its business judgment, to develop and commercialize Licensed Products during the term of this Agreement and obtain and maintain such approvals as may be necessary for the sale of Licensed Products in the United States and in such other worldwide markets as ACORDA selects to commercialize such Licensed Products.

5.2                                 Reports.  During the term of this Agreement and until the First Commercial Sale of the first Licensed Product, ACORDA shall deliver to MAYO semi-annual reports, due within

45 days after the end of each June and December, summarizing the efforts of ACORDA, its Affiliates and its Sublicensees to develop and commercialize Licensed Products.

(a)                                  If MAYO reasonably believes that ACORDA is not satisfying ACORDA’s diligence obligations set forth in Section 5.1 (or does not have sufficient information to make such determination), it may request ACORDA to inform MAYO of such efforts as ACORDA, its Affiliates or Sublicensees are undertaking to comply with its obligations thereunder.  Within 60 days from receipt of such request, ACORDA shall then report its efforts to develop and commercialize Licensed Products and, if either Party requests, the Parties shall meet to discuss the situation.

(b)                                 At any time during such 60-day period, either Party may request the use of a mediator to assist in the resolution of such dispute.  In such event, both Parties shall try in good faith to resolve such dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules by a single mediator, who shall have experience and be knowledgeable in the pharmaceutical industry, appointed in accordance with such rules.  The Parties agree to submit to one day of mediation to take place within 30 days after the selection of such mediator, unless the Parties otherwise agree.  The costs of any such mediation, including administrative fees and fees of the mediator, shall be shared equally by the Parties, and each Party shall bear its own expenses in such mediation.

(c)                                  If, at the end of the later of the 60 day period referred to in Section 5.3(a) or the unsuccessful conclusion of the mediation, if any, commenced pursuant to Section 5.3(b), MAYO still believes that ACORDA is not exercising sufficient efforts to satisfy the diligence obligations set forth in Section 5.1, MAYO shall initiate a Short-Form Arbitration proceeding pursuant to Section 5.4 within 30 days thereafter.  The sole question before the arbitrator shall be whether ACORDA is exercising sufficient efforts to satisfy the diligence obligations set forth in Section 5.1.  If MAYO fails to initiate such arbitration within such 30 day period, MAYO shall have no further right to dispute ACORDA’s efforts to satisfy its diligence obligations with respect to the period in question.

(d)                                 The foregoing is intended to provide MAYO the means to reasonably exercise its rights hereunder, and shall not be used to place unreasonable reporting burdens on ACORDA.  MAYO may not commence a request for the foregoing information from ACORDA for at least one year after MAYO last commenced a request therefor.

5.3                                 Short-Form Arbitration.  Any dispute subject to short-form arbitration as provided in Section 5.3 shall be finally settled by binding arbitration in New York City, New York (at a specific location to be agreed upon by the Parties) under the Licensing Rules of the American Arbitration Association by a panel of one or more arbitrators, who shall have experience and be knowledgeable in the pharmaceutical industry, appointed in accordance with such rules.(Such arbitrators shall make their determination on the basis of “baseball arbitration” principles.  THE FOREGOING REMEDY SHALL BE EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY SUCH DISPUTE.  Except as specifically otherwise set forth in Section 5.3 and this Section 5.4 such arbitration shall be conducted in accordance with the provisions of Exhibit D.

6.                                      “OWNERSHIP; PATENTS; MARKETING EXCLUSIVITY; PATENT TERM EXTENSIONS”

6.1                                 Ownership.

(a)                                  Except as otherwise provided in Section 6.1(b) through (e), MAYO shall retain all right, title and interest in and to the Licensed Technology, regardless of which Party prepares and prosecutes the patent applications associated therewith, or maintains the patents or other intellectual property rights related, subject to the right and license granted to ACORDA pursuant to Section 2.

(b)                                 Rights to Inventions for which employees or agents of MAYO are the sole inventor(s) as determined in accordance with U.S.  patent laws shall belong to MAYO.

(c)                                  Rights to Inventions for which employees or agents of ACORDA are the sole inventor(s) as determined in accordance with U.S.  patent laws shall belong to ACORDA.

(d)                                 Rights to Inventions made jointly by employees and agents of MAYO and by employees and agents of ACORDA as determined in accordance with U.S.  patent laws shall belong jointly to MAYO and to ACORDA.

(e)                                  Rights held by MAYO in any Inventions, including without limitation, rights in and to patent applications and patents which may be obtained thereon, shall be within the terms Licensed Patents and shall be subject to the license granted to ACORDA herein.

(f)                                    In the event as to any Invention either Party determines that it may be advisable to consider special ownership or license arrangements among them in order to maximize the commercial protection or utility afforded under any applicable patent law, the Parties shall discuss and consider in good faith the implementation of such special arrangements as a means of maximizing the value of such Invention for their mutual benefit.

6.2                                 Patent Prosecution and Maintenance.

(a)                                  ACORDA, at its sole cost and expense (including, without limitation, legal fees, filing and maintenance fees or other governmental charges), shall (i) commencing on the Effective Date, have full responsibility for and shall control the preparation and prosecution of all patent applications, and the maintenance of all patents, related to the Licensed Technology, and (ii) reimburse the reasonable expenses in connection with such activities prior to the Effective Date.  actually incurred by MAYO, in connection with the filing, prosecution and maintenance of the Patent Rights, as shown by MAYO’s books and records.

(b)                                 ACORDA shall select qualified patent counsel to file and prosecute all such patent applications.  ACORDA shall provide copies to MAYO of any proposed filings to made to any patent office relating to the Patent Rights in advance, shall consult with MAYO, and shall in good faith consider and give due respect to MAYO’s position with respect thereto.  In addition, ACORDA shall provide copies to MAYO of any written communications received from any patent office relating to the Patent Rights.

(c)                                  MAYO shall provide ACORDA with a credit against earned royalties due MAYO in the amount of fifty percent (50%) of all expenses, costs and fees (including attorney’s fee’s) paid by ACORDA in pursuant to this Section 6.2.  At MAYO’s request, ACORDA shall provide MAYO with reasonable documentation of such costs.

(d)                                 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all Patent Rights.

6.3                                 Patent Enforcement.

(a)                                  If either Party learns of an infringement or other use, rights or ownership claim or threatened infringement or other such claim by a third party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement, whereupon the parties shall consult to determine if they will jointly bring action to terminate such infringement or misappropriation.  The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Parties in such proportions as they may agree in writing.  Any recovery obtained by the Parties in such action shall be used to reimburse the cost of such action to the Parties in proportion to their respective contributions to the costs and expenses incurred in such action, and the remainder shall be divided equally between the Parties.

(b)                                 In the event that the Parties fail to initiate an action to terminate such infringement or misappropriation within ninety (90) days after the last party receives notice of such infringement or misappropriation, MAYO shall have the first right, but not the duty, to institute at its sole cost and expense, actions against third parties based on any Licensed Technology under this Agreement.  Any recovery obtained by MAYO in such action shall be used to reimburse the cost of such action and the remainder shall be retained by MAYO.

(c)                                  In the event that the Parties fail to initiate an action to terminate such infringement or misappropriation within ninety (90) days after the last party receives notice of such infringement or misappropriation, and in the event MAYO does not institute an infringement proceeding against an offending third party within 180 days after the last party receives such notice, ACORDA shall have the right, but not the duty, to institute at its sole cost and expense, such an action with respect to any infringement or misappropriation by a third party.  Any recovery obtained by ACORDA shall be used to reimburse the cost of such action and the remainder shall be retained by ACORDA, provided however, that such amount shall be deemed to constitute Net Sales for purposes of this Agreement.

(d)                                 Unless the Parties otherwise agree in writing, each Party shall execute all necessary and proper documents and provide reasonable, but not financial, cooperation as shall be appropriate, to allow the other Party to institute and prosecute such infringement actions.

6.4                                 Infringement Action by Third Parties.

(a)                                  In the event of the institution of any suit by a third party against ACORDA for patent infringement involving the manufacture, sale, offer for sale, distribution or marketing of any Product in the Territory, ACORDA shall have the right to defend such suit at its own expense, and MAYO hereby agrees to assist and cooperate with ACORDA, at ACORDA’s expense, to the extent necessary in the defense of such suit.  During the pendency of any such action, ACORDA shall continue to make all payments due under this Agreement, provided however, that ACORDA shall be entitled to a credit against such payments of an amount equal to one-half of the reasonable costs actually incurred in such action.

(b)                                 If ACORDA finally prevails and receives an award from such third party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be allocated, first, to ACORDA and MAYO to reimburse each Party for its pro rata share of costs and expenses incurred in such action, and the remaining amount shall be retained by ACORDA, provided however, that such amount shall be deemed to constitute Net Sales for purposes of this Agreement.

(c)                                  If ACORDA finally loses, whether by judgment, award, decree or settlement, and is required to pay a royalty or damages to such third party, ACORDA shall continue to pay the royalties for such Licensed Product in the country(ies) which is the subject of such action, but shall be entitled to a credit against such payments in an amount-equal to the royalty or damages paid to such third party, but in no event shall such credit be more than 50% of the royalties due hereunder for such Licensed Product in such country(ies).

(d)                                 If ACORDA is required to pay a royalty or damages to a third party pursuant to Section 6.4(c) and the amount of such royalty or damages exceeds 50% of the royalties due hereunder for such Licensed Product in such country(ies), ACORDA shall have the right to terminate this Agreement solely with respect to such Licensed Product in such country(ies).  The effect of any such termination shall be the same as any termination by ACORDA pursuant to Section 9.4.

6.5                                 Marketing Exclusivity/Patent Term Extensions

(a)                                  ACORDA shall be responsible for taking all necessary steps to prosecute, perfect and maintain such applicable Marketing Exclusivity Rights as it deems appropriate.

(b)                                 ACORDA grants to MAYO the exclusive right to rely on any Regulatory Review Period for any Licensed Product and agrees to be MAYO’s agent for such purposes.  In the event of any request from the Patent and Trademark Office for assurances that MAYO has the right to rely on the Regulatory Review Period, including assurances that ACORDA is MAYO’s agent for such purposes, this Section 6.5 shall be conclusive evidence ofACORDA’s agreement that MAYO has such right.  Except as may otherwise be contemplated under this Agreement with respect to the transfer of rights or obligations to Affiliates, Sublicensees and permitted assignees, ACORDA may not transfer, assign, license, mortgage or hypothecate in whole or in part to any person, whether voluntarily or involuntarily, its right to a Regulatory Review Period for any Licensed Product without the prior written consent of MAYO, which consent shall not be unreasonably withheld or delayed.

(c)                                  Subject to the provisions of Section 6.5 (e), MAYO reserves the right to determine that ACORDA should file and prosecute any application for a Patent Term Extension;

(d)                                 ACORDA agrees to take all reasonable actions which MAYO determines to be necessary to ensure the complete and timely filing and prosecution of any application for a Patent Term Extension, including but not limited to providing MAYO with relevant Patent Term Extension Information.

(e)                                  In the event that more than one Licensed Patent could be the subject of an application for a Patent Term Extension, ACORDA shall have the right, after consultation with MAYO, to select the Licensed Patent.

7.                                      PUBLICATION; CONFIDENTIALITY.

7.1                                 Publication.  ACORDA acknowledges that MAYO is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities.  In the event MAYO, or any employee, student or other agent of MAYO who is performing any work with respect to the Program, wishes to make any publication or otherwise disseminate information concerning or obtained through the Program, MAYO will deliver to ACORDA copies of such scientific articles, papers and abstracts for review and comment at least 60 days prior to the date of submission for publication or presentation.  ACORDA’s permission to publish shall not be unduly withheld, and ACORDA’s permission or withholding of such permission will be submitted to MAYO in writing not later than 30 days following’ ACORDA’s receipt of the material for review.  If ACORDA determines that such proposed publication or presentation contains patentable subject matter that requires protection, ACORDA may require the delay of publication or presentation for a period not to exceed 90 days for the purpose of allowing the filing of patent applications.  If ACORDA identifies any of ACORDA’s Confidential Information (as defined herein) in such proposed publication or presentation, MAYO will delete such information from same, or modify the disclosure of such information from same in a manner reasonably acceptable to ACORDA.

7.2                                 Confidentiality; Exceptions.

(a)                                  “Confidential Information of a party shall mean all reports, data and information disclosed by such party to another party, which is (i) in writing and marked “CONFIDENTIAL” or “PROPRIETARY or marked with words of similar import, or (ii) disclosed through oral, visual, or other non-written means, identified as confidential or proprietary at the time of initial disclosure, and summarized and confirmed as confidential or proprietary in writing to the receiving party within thirty (30) days of such disclosure.  Any markings, stamps, or legends identifying confidential information shall not impose any obligations on either party inconsistent with this agreement.  Any copies of the information made by the receiving party shall reproduce the confidential markings and any other legends contained on such information.

(b)                                 Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party, its Affiliates, its licensees and its Sublicensees shall keep, and shall ensure that their respective employees, officers, directors and trustees shall keep, completely confidential and shall not publish or otherwise disclose and shall not use any

Confidential Information for any purpose other than carrying out the obligations of the receiving Party under this Agreement except to the extent that it can be established by the receiving Party by competent proof in the form of written records maintained by the receiving Party that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

7.3                                 Exceptions to Obligation.  The restrictions contained in Section 7.2 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of marketing approvals for Licensed Products, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the receiving Party to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement, for consulting, manufacturing development, manufacturing, external testing and marketing trials; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of the Confidential Information required to be disclosed, and shall cooperate with efforts of the disclosing Party to limit disclosure, as appropriate.

7.4                                 Confidentiality regarding Patient Information.  Notwithstanding anything in this Section 7 to the contrary, identifiable patient information obtained in the performance of the Program shall be deemed Confidential Information and shall be kept confidential by both Parties permanently except: (i) when that information is required to be disclosed by regulatory authorities; or (ii) with the patient’s consent.

8.                                      INDEMNIFICATION.

8.1                                 Products Liability.  ACORDA shall defend, indemnify and hold MAYO and MAYO’s Affilitates, and their respective trustees, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) (collectively, a “Claim”) arising out of or resulting from third party claims or suits resulting from: (i) the use by ACORDA or its Affiliates or Sublicensees of any of the Licensed Technology, (ii) the use by ACORDA or its Affiliates or Sublicensees of information concerning or obtained through the Program, or (iii) the manufacture, use, sale or offer for sale of a Licensed Product by ACORDA or its Affiliates or Sublicensees pursuant to this Agreement; provided that such Claim does not arise out of or result from a breach of any of MAYO’s representations or warranties made under this Agreement, and provided further that such Claim is not covered by MAYO’s indemnification provided in Section 8.2.

ACORDA shall, during the term of this Agreement, carry occurrence-based liability insurance with policy limits of at least THREE MILLION DOLLARS ($3,000,000).  In addition, such policy shall name MAYO as an additional-named insured.

8.2                                 MAYO Indemnification.

(a)                                  MAYO shall defend, indemnify and hold ACORDA and its Affiliates and Sublicensees and their respective directors, officers and employees, harmless from and against any and all Claims arising out of or resulting from third party claims or suits resulting from (a) any negligence, recklessness or wrongful intentional acts or omissions of MAYO and its trustees, officers, employees and agents, including Dr.  Moses Rodriguez and Dr.  Larry Pease in connection with (i) the work performed by MAYO, Dr.  Moses Rodriguez or Dr.  Larry Pease under the Program, and (ii) any other development and/or commercialization work relating to any Licensed Products or Licensed Technology before the Effective Date, or thereafter in connection with MAYO’s, Dr.  Rodriguez’ or Dr.  Pease’s development of Licensed Products or Licensed Technology; excepting in any case to the extent any such Claims result from the negligence, recklessness or wrongful intentional acts or omissions of ACORDA or its Affiliates or Sublicensees, or their respective directors, officers, employees or agents.

(b)                                 Notwithstanding any other provision of this Agreement, including those which may impose any obligation or cost on ACORDA in ‘connection with patent prosecution, enforcement and infringement actions from third parties under Section .6, MAYO shall defend, indemnify and hold ACORDA and its Affiliates and Sublicensees and their respective directors, officers and employees, harmless from and against any and all Claims arising out of or resulting from third party claims or suits resulting from or in any way related to the TEVA Agreement and MAYO shall, at its sole expense, take all reasonable actions and adopt all reasonable positions with third parties in order to permit ACORDA full enjoyment of the exclusive license granted under this Agreement and to avoid or mitigate any conflicts between with the license hereunder and any rights which MAYO may have granted under the TEVA Agreement in ACORDA’s favor.

8.4                                 Notice; Waiver of Subrogation.

(a)                                  In the event that any person entitled to indemnification (an “Indemnitee”) seeks indemnification under this Section 8, the Indemnitee agrees to: (i) promptly inform the indemnifying Party (the “Indemnitor”) of any claim, suit or demand threatened or filed, (ii) permit the Indemnitor to assume direction and control of the defense or Claims resulting therefrom (provided that Indemnitor may not settle any Claim against an Indemnitee without the consent of the Indemnitee, which consent shall not be unreasonably withheld), and (iii) cooperate as requested (at the expense of the Indemnitor) in the defense of the Claim.

(b)                                 Except as otherwise expressly provide in this Agreement, each Indemnitor waives any right of subrogation that it may have against an Indemnitee resulting from any Claim for which an Indemnitor has agreed to indemnify an Indemnitee under Section 8 of this

Agreement.  Such waiver shall not, however, be deemed a waiver of any subrogation rights an Indemnitor may have against third parties.

9.                                      TERM AND TERMINATION.

9.1                                 Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire as follows:

(a)                                  As to each Licensed Product and as to each country in the Territory, on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration of the last to expire Licensed Patent in such Licensed Product or in such country, as the case may be.

(b)                                 This Agreement shall terminate in its entirety upon its termination as to all Licensed Patents in all countries.

9.2                                 Breach.  A Material Breach by either Party of any of the obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the Material Breach and requiring it to cure such Material Breach.  If such Material Breach is not cured within 90 days after the receipt of such notice (or, if such Material Breach reasonably cannot be cured within such 90-day period, if the Party in default does not commence and diligently continue actions to cure such default during such 90-day period), the notifying Party shall be entitled, without prejudice to any of the other rights conferred on it by this Agreement, and in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving written notice to take effect on the date of such notice.  The right of either Party to terminate this Agreement, as provided in this Section 9.2, shall not be affected in any way by its waiver or failure to take action with respect to any previous Material Breach.

9.3                                 Insolvency or Bankruptcy.  In the event that either Party shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is.filed) (a “Bankrupt Party”), the other Party shall have the right to terminate this Agreement in its entirety immediately upon written notice of such Termination.  All rights and licenses granted by the Bankrupt Party under this Agreement are, and shall otherwise be deemed to be; for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code.  Unless the other Party elects to terminate this Agreement under this Section, the Parties agree that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued fulfillment of its obligations under this Agreement.

9.4                                 Termination by ACORDA.  ACORDA shall have the right to terminate the right and license granted herein, in whole or as to any Licensed Product in any country in the Territory, at any time, and from time to time, by giving written notice to MAYO.  Such termination shall be effective 90 days from the date such notice is given, and all of ACORDA’s rights associated with such Licensed Product(s) and such country(ies) shall cease as of that date, subject to Sections 9.5 through 9.7.

9.5                                 Right to Sell Stock on Hand.  Upon the termination of any right and license granted herein, in whole or as to any Licensed Product, for any reason other than ACORDA’s failure to cure a Material Breach of this Agreement, ACORDA shall have the right for one year or such longer period as the Parties may reasonably agree in writing to dispose of all Licensed Products or substantially completed Licensed Products then on hand to which such termination applies, and royalties shall be paid to MAYO with respect to such Licensed Products as though this Agreement had not terminated.

9.6                                 Effect of Termination.

(a)                                  Following the expiration of any right and license granted under this Agreement in whole or in part as to any Licensed Product in any country in the Territory pursuant to Section 9.1, ACORDA shall have the royalty-free, non-exclusive right to continue to use the Licensed Technology for the manufacture, use and sale of Licensed Products as theretofore licensed under this Agreement.

(b)                                 Upon Termination of this Agreement by ACORDA pursuant to Section 9.2 or 9.3: (i) MAYO shall promptly transfer to ACORDA copies of all data, reports, records and materials in MAYO’s possession or control that relate to the Licensed Products and return to ACORDA all relevant records and materials in MAYO’s possession or control containing Confidential Information ofACORDA, including all information concerning or obtained through the Program; (ii) ownership of all INDs, PLAs and other regulatory filings made or filed for any Product shall be transferred solely to ACORDA, and (iii) at ACORDA’s election, any sublicenses granted by ACORDA under the Licensed Technology shall be deemed terminated or automatically assigned to MAYO.

(c)                                  Upon Termination of this Agreement by MAYO pursuant to Section 9.2 or 9.3: (i) ACORDA shall promptly transfer to MAYO copies of all data, reports, records and materials in ACORDA’s possession or control that relate to the Licensed Products and return to MAYO all relevant records and materials in ACORDA’s possession or control containing Confidential Information of MAYO; (ii) all licenses granted for Licensed Technology by MAYO to ACORDA under Section 2 shall terminate; (iii) all sublicenses granted by ACORDA under the Licensed Technology shall be deemed automatically assigned to MAYO.  Thereafter, MAYO shall have the right to develop, make, have made, use, sell or have sold any Licensed Product.

(d)                                 Upon Termination of this Agreement by ACORDA pursuant to Section 9.4: (i) each Party shall promptly transfer to the other Party copies of all data, reports, records and materials of the other Party in the possession or control of such Party that relate to the Licensed Products; (ii) each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; and (ii) all licenses granted by either Party to the other Party under Section 2 shall terminate.  Thereafter, each Party shall have the right to develop, make, have made, use, sell or have sold any Licensed Product, to the extent legally permissible.

9.7                                 Accrued and Surviving Rights and Obligations.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, obligations or liabilities which shall have accrued to the benefit of either Party prior to such Termination, relinquishment or expiration (including, without limitation, ACORDA’s obligation to pay all royalties which shall have accrued hereunder as of the effective date of such Termination).  The Parties’ rights and obligations under Sections 4, 6, 7, 8, 9.5, 9.6, 9.7, 10.5, and 10.12 shall survive Termination.

10.                               MISCELLANEOUS PROVISIONS.

10.1                           Relationship of Parties.  Nothing in this Agreement is intended or shall be deemed to constitute• a partnership, agency, employer-employee or joint venture relationship between the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.2                           Assignment.  Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of those of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 10.2 shall be void.

10.3                           Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement..

10.4                           Force Majeure.  Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other.  cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter.

10.5                           No Trademark Rights.  Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner, in connection with the performance of this Agreement, the name or other designation of the other Party or any other logo, name, tradename, service mark or trademark of the other Party, or the name of any employee or agent of the other Party, without that Party’s prior, written, express consent.  Either Party may withhold such consent in either Party’s absolute discretion.  For MAYO or its Affiliates, such names and marks include, but are not limited to, the terms “Mayo®,” “Mayo Clinic®,” or any simulation, abbreviation, or adaptation of the same.  Violation of this Section 10.5 by either

Party shall be deemed a Material Breach of this Agreement, entitling the other Party to appropriate equitable or legal relief.

10.6                           Public Announcements.  Except as required by law, including but not limited to, disclosures to prospective investors as required under applicable state and federal securities laws or as.  required for documents or other communications to be filed or distributed pursuant to requirements of the Securities and Exchange Commission, any stock exchange or NASDAQ, (“Permitted Public Announcement”) neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other to the text of such public announcement.  In the event of a Permitted Public Announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.  In the event that a party has obtained consent to the text of such other public announcement, such party shall be entitled to use and reuse, without limitation and in any form, such text in one or more public announcements.

10.7                           Notices.  All notices and other communications required or permitted to be given under or in connection with this Agreement shall be in writing, and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), express courier service (signature required), or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change or address shall be effective only upon receipt thereof):

(a)

If to ACORDA, to:

ACORDA THERAPEUTICS, INC.
15 Skyline Drive
Hawthorne, New York 10532
Attention: President
Facsimile No.: (914)347-4560

(b)

If to MAYO, to:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH
200 First Street, SW
Rochester, Minnesota 55905
Attention: Office of Technology Commercialization, Mayo Medical Ventures
Facsimile No.: 507-284-5410

If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by registered or certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S.  Postal Service.

10.8                           Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party, and specifically referencing this Agreement.

10.9                           Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

10.10                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.11                     Compliance with Law.  Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Know-How transferred hereunder or Licensed Products manufactured therefrom without compliance with applicable laws.

10.12                     Governing Law and Jurisdiction.  This Agreement shall be governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota.  This is not a contract for the sale of goods.  In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this Agreement.  To the extent the substantive and procedural law of the United States would apply to this Agreement, it supersedes the application of Minnesota law.  The parties agree that all disputes between them concerning this contract, other than as provided for in Section 5.4 hereto, whether arising before or after Termination, will be settled only according to the arbitration process described in Exhibit D, attached to and incorporated into this Agreement, and not through any action at law or in equity, except as otherwise permitted under Exhibit D.

10.13                     Entire Agreement of the Parties.  This Agreement, including the exhibits attached, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

10.14                     Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.15                     Nondisclosure.  Neither Party shall disclose any of the terms of this Agreement without the express, prior, written consent of the other Party, or unless required by law.

10.16                     Counterparts.  This Agreement maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

* * *

IN WITNESS WHEREOF, each of the Parties has caused this License Agreement to be signed by its duly authorized representative as of the date first written above.

ACORDA THERAPEUTICS

By:	/s/ Ron Cohen

Name: Ron Cohen

Title: President and CEO

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Rick F. Colvin

Name: Rick F. Colvin

Title: Assistant Treasurer